Exhibit 99.1

For Immediate Release

Clark Holdings Inc. Regains Compliance with NYSE Amex Continued Listing Standards

Trenton, New Jersey, June 10, 2011 – Clark Holdings Inc. (“Clark”) (NYSE AMEX: GLA), a non-asset-based provider of mission-critical supply chain solutions, today announced that, on June 6, 2011, Clark received a letter from the NYSE Amex LLC (“NYSE Amex”), stating that the Company was not in compliance with the NYSE Amex’s continued listing standards, specifically the requirement under Section 802(d) of the NYSE Amex Company Guide that the classes of the Company’s board be approximately equal in size and a majority of directors be elected every two years.  The Company’s board is divided into three classes, Class A, Class B and Class C, and the Company had two directors in Class A, three directors in Class B and one director and one vacancy in Class C.

On June 7, 2011, the Company’s board determined to move Donald G. McInnes from Class B to Class C, effective immediately.  Accordingly, the Company’s board now has three classes with two directors in each class.

On June 9, 2011, the Company received written confirmation from the NYSE Amex that it had regained compliance with the NYSE Amex’s continued listing standards.

About Clark

Over its 30-year history, Clark has built a position as the leading independent provider of value-added distribution, transportation management, and international air and ocean freight forwarding services to the print media and other industries.

Contact:
Gregory E. Burns, Chief Executive Officer
Clark Holdings Inc.
646-495-5094